Exhibit 99.1

LIFECORE PREVAILS OVER STRAUMANN IN TRADE DRESS LAWSUIT.

CHASKA, MN. September 9, 2003 — LIFECORE BIOMEDICAL, INC. (Nasdaq:LCBM) announced today that United States District Court for the District of Massachusetts has dismissed The Straumann Company’s (“Straumann”) lawsuit against Lifecore relating to its Stage-1™ Single Stage Dental Implant System.

     Straumann sued Lifecore in March of 2000 seeking to stop Lifecore’s sales of the Stage-1™ implants. Straumann’s complaint alleged trade dress infringement under the Lanham Act; common law trademark and trade dress infringement; and unfair competition. The Court’s order granted Lifecore’s motion for summary of judgment and dismissed all of Straumann’s claims. The Court held that Straumann’s evidence was not sufficient to even merit a trial on its claims.

     Lifecore President and CEO, Jim Bracke, commented: “We are extremely pleased by this result. The Court’s order vindicates Lifecore’s right to continue selling the Stage-1™ system. Furthermore, the outcome of this lawsuit was aided by the careful work of the Company’s trial counsel, Dorsey & Whitney, in cooperation with the Company’s insurance provider, The Chubb Group.”

     Lifecore Biomedical develops, manufactures, and markets biomaterials and medical devices for use in various surgical markets.

     Lifecore news and general information are available through its website at http://www.lifecore.com, by electronic mail at info@Lifecore.com, or by telephone at 952.368.4300. CONTACT:

Jim Bracke, President and CEO Dennis J. Allingham, E.V.P. and CFO Colleen M. Olson, V.P. Corporate Administrative Operations

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